Consulting Engagement Agreement

Left Right Marketing Technology

Left Right Marketing Technology ( LRMK ) has agreed to contract Victoria Abajian. to provide consulting services relating to the business processes and finances relating to Hall Communications, CrazyGrazer.com, DS Properties, Stylewise, and DSLV Lawlor Advertising.

Ms. Abajian will provide recommendations and implementation plans as well as assume primary responsibility for implementation of all developed initiatives agreed by LRMK. These initiatives include but are not limited to:

1) Assistance with Phase 1 and Phase 2 of systems development to facilitate internet commerce as well as internal process system development.

2) Assume primary responsibility for business process flow and documentation.

This agreement will commence as of February 23, 2004 and conclude on August 22, 2004, unless extended by mutual agreement of both parties. Any additional fees for an agreed extension will be negotiated prior to the extension contract execution.

Fees for this engagement are the issuance of shares of LRMK stock which are equivalent to US $10,000 per month, issued at the end of the third and sixth months based on the average price of the stock over the prior 30 days for each of the six months in the contract term. After the anticipated funding has been secured a blend of stock and cash, all cash, or all stock will be accommodated with the amount not to exceed US $10,000 per month.

Expenses will be billed as actually accrued on a monthly basis and are due on receipt of our statement. Reasonable travel expenses include full coach fare for US domestic travel, business class fare for international travel, train, taxi, hotel, meals and tips. All international travel will be agreed and approved by LRMK prior to finalizing travel arrangements.

Conditions - the quality of the work is guaranteed. Once accepted, this offer is noncancelable for any reason, and payments are to be made at the times specified. However, you may reschedule, postpone, or delay this project as your business needs may unexpectedly dictate without penalty and without time limit, subject only to mutually agreeable timeframes in the future.

Acceptance

/s/ Victoria Abajian

    Victoria Abajian

Date: February 23, 2004

For: Left Right Marketing Technology

/s/ Richard M. "Mick" Hall

    Richard M. "Mick" Hall

CEO/ President

Title

Date: February 23, 2004